Exhibit 99.5

METROSPACES UPDATES WEB SITE TO SHOW VISUAL PROGRESS OF PROJECTS TO BUYERS

MIAMI, FL-(PRNEWSWIRE (September 18th, 2013) Metrospaces,Inc. (OTCQB: MSPC ) Today announces that, it has revamped its web site to show current weekly progress of its projects in execution.   Link:  http://metrospaces.net/#/?i=en&p=proyectos&s=null&o=Avances

 Mr. Brito, stated, “Many of the buyers of our apartments are international buyers.  We realize buying a property while in pre-construction can be a bit anxious and exciting.  This allows our clients/users to see with their own eyes the ongoing progress of their investment.  We will seek to enhance this client experience through better technology and to make the investment process for our investors as joyful as possible as they watch their investments become a reality on every day.”

Metrospaces was originally founded  by company President Oscar Brito.
Six years ago Metrospaces shareholders saw a unique opportunity to participate in several exciting property markets around the world. Through their world-wide network of highly recognized real estate entrepreneurs, the company was able to capitalize on unique real estate development opportunities. Since Inception the company has leveraged those relationships along with extensive  financial expertise and transformed excellence  by results.

Metrospaces is a boutique real estate development company, a product of the alliance of Metrospace shareholders, along with an elite group of real estate professionals and entrepreneurs located around the world. Company shareholders have extensive careers in real estate financing worldwide, and have funded projects both  in the America’s and across Europe valued in excess of US $350Million.

Metrospaces majority shareholders has partnered with Investors on Elite properties including The London  BLVGARI 5 Star Hotel, and is currently involved in negotiations for the development of several Elite luxury properties in South America.

Among Metrospace partners are Architects, Real Estate Developers, Agents and Attorneys of the highest standing, with extensive experience in the global property market.

About Metrospaces:

Metrospaces www.metrospaces.net  is a publicly traded real estate investment and Development Company which acquires land, designs, builds, and develops then  resells condominiums and Luxury  High-End Hotels, principally in urban areas of Latin America. The company’s current projects are located in Buenos Aires, Argentina, and Caracas, Venezuela.

Relevant Links:
www.metrospaces.net

Safe Harbor Statement.
Statements in this news release may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Metrospaces Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Company Contact: Tel: 305-600-0407
Investor Relations: investors@metrospaces.net